Exhibit 1.1

INVESTMENT BANKING GROUP

January 10, 2019

Board of Trustees

Pioneer Savings Bank

652 Albany Shaker Road

Albany, NY 12211

Attention:	Mr. Thomas L. Amell
President and Chief Executive Officer

Ladies and Gentlemen:

We understand that Pioneer Savings Bank (the “Bank”) has determined to adopt a Plan of Reorganization and Stock Issuance (the “Plan”) pursuant to which the Bank will be reorganized into mutual holding company form (the “Reorganization”) and certain shares of the common stock (the “Common Stock”) of a newly organized mid-tier stock holding company (the “Holding Company”) will be offered and sold to the Bank’s eligible depositors and certain tax-qualified employee benefit plans in a subscription offering and, to the extent shares remain available, to members of the Bank’s community in a community offering and, under certain circumstances, to the general public in a syndicated community offering (collectively, the “Offering”). The Holding Company and the Bank are sometimes collectively referred to herein as the “Company.” Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) is pleased to act as records management agent (“Records Management Agent”) for the Bank in connection with the vote of the Bank’s depositors on the Plan and the offer and sale of shares of the common stock in the Offering. This letter is to confirm the terms and conditions of our engagement.

SERVICES AND FEES

In our role as Records Management Agent, we anticipate that our services will include the services outlined below, each as may be necessary and as the Company may reasonably request:

I.	Consolidation of Deposit Accounts for Voting and Offering

II.	Coordinate Vote Solicitation and Special Meeting Services

III.	Design and Preparation of Stock Order Forms for the Offering

IV.	Organization and Supervision of the Stock Information Center

V.	Subscription Services

Each of these services is further described in Appendix A to this agreement.

For its services hereunder, the Company agrees to pay Sandler O’Neill a fee of $50,000. This fee is based upon the requirements of current regulations and the Plan as currently contemplated. The Company will inform Sandler O’Neill within a reasonable period of time of any changes in the Plan or regulations that require changes in Sandler O’Neill’s services.

All fees under this agreement shall be due and payable in cash, as follows: (a) $10,000 due and payable upon execution of this agreement; and (b) the balance due and payable on the day of closing of the Offering.

COSTS AND EXPENSES

It is understood that all expenses associated with the operation of the Stock Information Center will be borne by the Company. In addition to any fees that may be payable to Sandler O’Neill hereunder, the Company also agrees to reimburse Sandler O’Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offering is consummated, including, without limitation, travel, lodging, food, telephone, postage, communications and other similar expenses, up to a maximum of $35,000; provided, however, that Sandler O’Neill shall document such expenses to the reasonable satisfaction of the Company. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this agreement.

RELIANCE ON INFORMATION PROVIDED; CONFIDENTIALITY

The Company will furnish Sandler O’Neill with such information as Sandler O’Neill reasonably believes appropriate to its assignment (all such information so furnished being the “Records”). The Company recognizes and confirms that Sandler O’Neill (a) will use and rely primarily on the Records without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the Records.

Except as contemplated in connection with the performance of its services under this agreement, as authorized by the Company or as required by law, regulation, legal process or order of any court or governmental or regulatory authority, Sandler O’Neill agrees that it will treat as confidential all material, non-public information relating to the Company obtained in connection with its engagement hereunder (the “Confidential Information”); provided, however, that Sandler O’Neill may disclose such information to its employees, agents and advisors who are assisting or advising Sandler O’Neill in performing its services hereunder and who have been directed to comply with the terms and conditions of this paragraph. As used in this paragraph, the term “Confidential Information” shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Sandler O’Neill in breach of the confidentiality obligations contained herein, (b) was available to Sandler O’Neill on a non-confidential basis prior to its disclosure to Sandler O’Neill by the Company, (c) becomes available to Sandler O’Neill on a non-confidential basis from a person other than the Company who is not otherwise known to Sandler O’Neill to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation owed to the Company, or (d) is independently developed by Sandler O’Neill without use of or reference to the Confidential Information disclosed hereunder.

LIMITATIONS

Sandler O’Neill, as Records Management Agent hereunder, (a) shall have no duties or obligations other than those specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the offer; (c) shall not be liable to any person, firm or corporation including the Company by reason of any error of judgment or for any act done by it in good faith, or for any mistake of law or fact in connection with this agreement and the performance hereof unless caused by or arising out of its own willful misconduct, bad faith or gross negligence; (d) will not be obliged to take any legal action hereunder which might in its reasonable judgment involve any expense or liability, unless it shall have been furnished with reasonable indemnity satisfactory to it; and (e) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties. Anything in this agreement to the contrary notwithstanding, in no event shall Sandler O’Neill be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Sandler O’Neill has been advised of the likelihood of such loss or damage and regardless of the form of action.

INDEMNIFICATION

The Company agrees to indemnify and hold Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons (Sandler O’Neill and each such person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of any actual or proposed transaction resulting hereunder or the engagement of Sandler O’Neill pursuant to, or the performance by Sandler O’Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from Sandler O’Neill’s willful misconduct, bad faith or gross negligence.

The Company agrees to notify Sandler O’Neill promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any service contemplated by this agreement. The Company will not, without Sandler O’Neill’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not any Indemnified Party is an actual or potential party thereto, unless such settlement, compromise, consent or termination (i) includes an explicit and unconditional release of each Indemnified Party from any liabilities arising out of such claim, action or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party. If the Company enters into any agreement or arrangement with respect to, or effects, any proposed sale, exchange, dividend or other distribution or liquidation of all or substantially all of its assets in one or a series of transactions, the Company shall provide for the assumption of its obligations under this section by the purchaser or transferee of such assets or another party reasonably satisfactory to Sandler O’Neill.

REPRESENTATIONS

The Bank represents and warrants that it has all requisite power and authority to enter into and carry out the terms and provisions of this agreement, the execution, delivery and performance of this agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound and this agreement has been duly authorized, executed and delivered by the Bank.

MISCELLANEOUS

The following addresses shall be sufficient for written notices to each other:

If to you:	Pioneer Savings Bank
652 Albany Shaker Road
Albany, NY 12211
Attention: Mr. Thomas L. Amell

If to us:	Sandler O’Neill & Partners, L.P.
1251 Avenue of the Americas, 6th Floor
New York, New York 10020
Attention: General Counsel

The agreement and the appendix hereto constitute the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This agreement is governed by the laws of the State of New York.

It is understood that the provisions relating to the payment of fees and expenses and those contained under the captions “Limitations”, “Indemnification” and “Representations” will survive any termination of this agreement.

[Signature page to follow.]

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O’Neill the duplicate copy of this letter enclosed herewith.

Very truly yours,

SANDLER O’NEILL & PARTNERS, L.P.

By:	Sandler O’Neill & Partners Corp.,
the sole general partner

By:	/s/ Derek Szot
Derek Szot
Authorized Signatory

Accepted and agreed to as of

the date first above written:

Pioneer Savings Bank

By:	/s/ Thomas L. Amell
Thomas L. Amell
President and Chief Executive Officer

APPENDIX A

OUTLINE OF RECORDS MANAGEMENT AGENT SERVICES

I.	Consolidation of Deposit Accounts for Voting and Offering
1.	Consolidate files in accordance with regulatory guidelines and create central file.
2.	Our EDP format will be provided to your IT representatives.

II.	Coordinate Vote Solicitation and Special Meeting Services
1.	Vote calculation.
2.	Prepare deposit account holder data for Information Statement mailing
3.	Coordinate with Bank and other advisors in designing and executing vote campaign.
4.	If required, delete voting record date accounts closed prior to special meeting.
5.	Act as or support inspector of election, it being understood that Sandler O’Neill will not act as inspector of election in the case of a contested election.

III.	Design and Preparation of Stock Order Forms for the Offering
1.	Assist in designing stock order forms for ordering stock.
2.	Prepare deposit account holder data for stock order forms.

IV.	Organization and Supervision of Stock Information Center
1.	Advising on the physical organization of the Stock Information Center, including materials requirements.
2.	Assist in the training of all Bank personnel and temporary employees who will be staffing the Stock Information Center.
3.	Establish reporting procedures.
4.	On-site supervision of the Stock Information Center during the offering period.

V.	Subscription Services
1.	Produce list of depositors by state (Blue Sky report).
2.	Production of subscription rights and research books.
3.	Stock order form processing.
4.	Acknowledgment letter to confirm receipt of stock order.
5.	Daily reports and analysis.
6.	Proration calculation and share allocation in the event of an oversubscription.
7.	Produce charter shareholder list.
8.	Interface with Transfer Agent for DRS Statement issuance to shareholders.
9.	Refund and interest calculations.
10.	Confirmation letter to confirm purchase of stock.
11.	Notification of full/partial rejection of orders.
12.	Production of 1099/Debit tape.

A-1

INVESTMENT BANKING GROUP

January 10, 2019

Board of Trustees

Pioneer Savings Bank

652 Albany Shaker Road

Albany, NY 12211

Attention:	Mr. Thomas L. Amell

President and Chief Executive Officer

Ladies and Gentlemen:

We understand that the Board of Trustees of Pioneer Savings Bank (the “Bank”) is considering the adoption of a Plan of Reorganization and Stock Issuance (the “Plan”) pursuant to which the Bank will be reorganized into mutual holding company form (the “Reorganization”) and certain shares of the common stock (the “Shares”) of a newly organized mid-tier stock holding company (the “Holding Company”) will be offered and sold in a public offering. The Holding Company and the Bank are sometimes collectively referred to herein as the “Company.” Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) is pleased to assist the Company with the Offering and this letter is to confirm the terms and conditions of our engagement.

Under the terms of the Plan and applicable regulations, the Shares will be offered first to eligible depositors of the Bank and the Company’s tax-qualified employee stock benefit plans (the “Subscription Offering”). Subject to the prior rights of subscribers in the subscription offering, the Shares may be offered in a community offering, with a preference given in the community offering to residents of the communities served by the Bank (the “Community Offering,” and together with the Subscription Offering, the “Subscription and Community Offering”). Shares not subscribed for in the Subscription and Community Offering, if any, may be offered to the general public by Sandler O’Neill on a best efforts basis (“Syndicated Offering” and together with the Subscription and Community Offering and Syndicated Offering, the “Offering”). Sandler O’Neill may, in consultation with the Company, form a syndicate of registered dealers to assist in any Syndicated Offering.

Services

Sandler O’Neill will work with the Company and its management, counsel, accountants and other advisors in preparing for and completing the Offering and anticipate that our services will include the following:

1.	Consulting as to the marketing implications of any aspect of the Plan, including the percentage of the Holding Company’s common stock to be offered in the Offering;

2.	Reviewing with the Board the financial impact of the Offering on the Company, based upon the independent appraiser’s appraisal of the Holding Company’s common stock;

3.	Reviewing all offering documents, including the Prospectus, stock order forms and related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Company and its counsel);

4.	Assisting in the design and implementation of a marketing strategy for the Offering;

5.	Assisting Company management in scheduling and preparing for meetings with potential investors and/or other broker-dealers in connection with the Offering; and

6.	Providing such other general advice and assistance as may be reasonably necessary to promote the successful completion of the Offering.

Sandler O’Neill will act as exclusive marketing agent for the Company in the Subscription and Community Offering and will serve as sole book-running manager of the Syndicated Offering. It is understood that neither Sandler O’Neill nor any other broker/dealer shall be obligated to take or purchase any Shares in the Offering.

Fees

If the Offering is consummated, the Company agrees to pay Sandler O’Neill for its marketing agent services a fee of 1.0% of the aggregate Actual Purchase Price of all Shares sold in the Subscription and Community Offering, excluding Shares purchased by or on behalf of (i) any employee benefit plan or trust of the Company established for the benefit of its directors, officers and employees, (ii) any director, officer or employee of the Company or members of their immediate families (whether directly or through a personal trust), as to which no fee shall be payable, and (iii) shares issued to the Company’s charitable foundation established in connection with the Reorganization.

With respect to any Shares sold in the Syndicated Offering, the Company agrees to pay Sandler O’Neill and any other participating broker/dealers an aggregate fee of 5.0% of the aggregate Actual Purchase Price of all Shares sold in the Syndicated Offering.

For purposes of this letter, the term “Actual Purchase Price” shall mean the price at which the Shares are sold in the Offering. All fees payable hereunder shall be payable in immediately available funds by wire transfer at the time of the closing of the Offering. If (a) Sandler O’Neill’s engagement hereunder is terminated for any of the reasons provided for under the second paragraph of the section of this letter captioned “Definitive Agreement,” or (b) the Offering is terminated by the Company, no fees shall be payable by the Company to Sandler O’Neill hereunder.

COSTS AND Expenses

In addition to any fees that may be payable to Sandler O’Neill hereunder and the expenses to be borne by the Company pursuant to the following paragraph, the Company agrees to reimburse Sandler O’Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offering is consummated, up to a maximum of $10,000; provided, however, that Sandler O’Neill shall document such expenses to the reasonable satisfaction of the Company; provided, further, that the Company shall not be responsible for the legal fees and expenses of counsel for Sandler O’Neill. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter.

As is customary, the Company will bear all other expenses incurred in connection with the Offering, including, without limitation, (i) the cost of obtaining all securities and bank regulatory approvals, including any required FINRA filing fees; (ii) the cost of printing and distributing the offering materials; (iii) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the Shares in the various states; (iv) listing fees; (v) all fees and disbursements of the Company’s counsel, accountants, transfer agent and other advisors; and (vi) the establishment and operational expenses for the Stock Information Center (e.g., postage, telephones, supplies, temporary employees, etc.). In the event Sandler O’Neill incurs any such fees and expenses on behalf of the Company, the Company will reimburse Sandler O’Neill for such fees and expenses whether or not the Offering is consummated.

Due Diligence Review

Sandler O’Neill’s obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the Company and its directors, officers, agents and employees as Sandler O’Neill and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Company agrees that, at its expense, it will make available to Sandler O’Neill all information that Sandler O’Neill reasonably requests, and will allow Sandler O’Neill the opportunity to discuss with the management of the Company the financial condition, business and operations of the Company. The Company acknowledges that Sandler O’Neill will rely upon the accuracy and completeness of all information received from the Company and its directors, officers, employees, agents, independent accountants and counsel.

Blue Sky Matters

Sandler O’Neill and the Company agree that the Company’s counsel shall serve as counsel with respect to blue sky matters in connection with the Offering. The Company will cause such counsel to prepare a Blue Sky Memorandum related to the Subscription and Community Offering and, if applicable, the Syndicated Offering, including Sandler O’Neill’s participation therein, and shall furnish Sandler O’Neill a copy thereof addressed to Sandler O’Neill or upon which such counsel shall state Sandler O’Neill may rely.

Confidentiality

Except as contemplated in connection with the performance of its services under this agreement, as authorized by the Company or as required by law, regulation, legal process or order of any court or governmental or regulatory authority, Sandler O’Neill agrees that it will treat as confidential all material, non-public information relating to the Company obtained in connection with its engagement hereunder (the “Confidential Information”); provided, however, that Sandler O’Neill may disclose such information to its employees, agents and advisors who are assisting or advising Sandler O’Neill in performing its services hereunder and who have been directed to comply with the terms and conditions of this paragraph. As used in this paragraph, the term “Confidential Information” shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Sandler O’Neill in breach of the confidentiality obligations contained herein, (b) was available to Sandler O’Neill on a non-confidential basis prior to its disclosure to Sandler O’Neill by the Company, (c) becomes available to Sandler O’Neill on a non-confidential basis from a person other than the Company who is not otherwise known to Sandler O’Neill to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation owed to the Company, or (d) is independently developed by Sandler O’Neill without use of or reference to the Confidential Information disclosed hereunder.

The Company hereby acknowledges and agrees that the financial models and presentations used by Sandler O’Neill in performing its services hereunder have been developed by and are proprietary to Sandler O’Neill and are protected under applicable copyright laws. The Company agrees that it will not reproduce or distribute all or any portion of such models or presentations without the prior written consent of Sandler O’Neill.

REPRESENTATIONS

The Bank represents and warrants that it has all requisite power and authority to enter into and carry out the terms and provisions of this agreement, the execution, delivery and performance of this agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound and this agreement has been duly authorized, executed and delivered by the Bank.

Indemnification

The Bank agrees to, and shall cause the Holding Company to, indemnify and hold Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (Sandler O'Neill and each such person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the offering documents, including documents described or incorporated by reference therein, or in any other written or oral communication provided by or on behalf of the Holding Company or the Bank to any actual or prospective purchaser of the Shares or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) arising out of or based in whole or in part on any inaccuracy in the representations or warranties of the Holding Company or the Bank contained in any agency agreement, or any failure of the Holding Company or the Bank to perform its obligations thereunder or (iii) related to or arising out of the Offering or the engagement of Sandler O’Neill pursuant to, or the performance by Sandler O’Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the Company shall only be obligated to pay for one separate counsel (in addition to any required local counsel) in any one action or proceeding or group of related actions or proceedings for all Indemnified Parties collectively, and provided, further, that the Company will not be liable to Sandler O’Neill (a) to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final prospectus, or any amendment or supplement thereto, made in reliance on and in conformity with written information furnished to the Company by Sandler O’Neill expressly for use therein, or (b) under clause (iii) of this paragraph to the extent that any such loss, claim, damage, liability or expense is primarily attributable to the gross negligence, willful misconduct or bad faith of Sandler O’Neill. If the foregoing indemnification is unavailable for any reason other than for the reasons stated in subparagraph (a) or (b) above, the Company agrees to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Offering bears to that of Sandler O’Neill. The Bank further agrees that neither Sandler O’Neill nor any of its controlling persons, affiliates, partners, directors, officers, employees or consultants shall have any liability to the Holding Company or the Bank or any person asserting claims on behalf of or in right of the Holding Company or the Bank for any losses, claims, damages, liabilities or expenses arising out of or relating to this agreement or the services to be rendered by Sandler O’Neill hereunder, unless it is finally judicially determined that such losses, claims, damages, liabilities or expenses resulted directly from the gross negligence or willful misconduct of Sandler O’Neill.

The Bank agrees to, and shall cause the Holding Company to, notify Sandler O’Neill promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this agreement. The Bank will not, and will cause the Holding Company not to, without Sandler O’Neill’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not any Indemnified Party is an actual or potential party thereto, unless such settlement, compromise, consent or termination (i) includes an explicit and unconditional release of each Indemnified Party from any liabilities arising out of such claim, action or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party. If the Holding Company or the Bank enters into any agreement or arrangement with respect to, or effects, any proposed sale, exchange, dividend or other distribution or liquidation of all or substantially all of its assets in one or a series of transactions, the Bank shall provide, and shall cause the Holding Company to provide, for the assumption of its obligations under this section by the purchaser or transferee of such assets or another party reasonably satisfactory to Sandler O’Neill.

Definitive Agreement

Sandler O’Neill and the Company agree that (a) except as set forth in clause (b) below, the foregoing represents the general intention of the Company and Sandler O’Neill with respect to the services to be provided by Sandler O’Neill in connection with the Offering, which will serve as a basis for Sandler O’Neill commencing activities, and (b) the only legal and binding obligations of the Company and Sandler O’Neill with respect to the Offering (such obligations to survive any termination of this agreement) shall be (1) the Company’s obligation to reimburse costs and expenses pursuant to the section captioned “Costs and Expenses,” (2) those set forth under the captions “Confidentiality”, “Representations” and “Indemnification,” and (3) as set forth in a duly negotiated and executed definitive Agency Agreement to be entered into prior to the commencement of the Subscription and Community Offering. Such Agency Agreement and Underwriting Agreement shall be in form and content satisfactory to Sandler O’Neill and the Company and their respective counsel and shall contain standard indemnification and contribution provisions consistent herewith.

Sandler O’Neill’s execution of such Agency Agreement shall also be subject to (i) Sandler O’Neill’s satisfaction with its investigation of the Company’s business, financial condition and results of operations, (ii) preparation of offering materials that are satisfactory to Sandler O’Neill and its counsel, (iii) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Sandler O’Neill and its counsel, (iv) agreement that the price established by the independent appraiser is reasonable, and (v) market conditions at the time of the proposed Offering. Sandler O’Neill may terminate this agreement if such Agency Agreement is not entered into prior January 10, 2020.

MISCELLANEOUS

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O’Neill the duplicate copy of this letter enclosed herewith.

Very truly yours,

SANDLER O’NEILL & PARTNERS, L.P.

By: Sandler O’Neill & Partners Corp., the sole general partner

		By:	/s/ Derek Szot
Derek Szot
Authorized Signatory

Accepted and agreed to as of the date first above written:

Pioneer Savings Bank

By:	/s/ Thomas L. Amell
Thomas L. Amell
President and Chief Executive Officer